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                                                              Exhibit 99.(h)(vi)


September 29, 2003


LM Fund Services, Inc.
100 Light Street
P.O. Box 1476
Baltimore, MD 21203-1476

Re: Notice of Creation of New Series of Western Asset Funds, Inc. (the
    "Corporation")

     Reference is made to the Sub-Transfer Agency and Service Agreement (the "Agreement") between the LM Fund Services, Inc. ("LMFS") and State Street Bank and Trust Company ("State Street"), dated as of April 30, 2002. State Street hereby notifies LMFS that the Corporation intends to establish one additional series of the Corporation, to be known as Western Asset Limited Duration Bond Portfolio (the "New Portfolio"). State Street desires to have LMFS render services with respect to the New Portfolio as Sub-Transfer Agent under the Agreement. Attached as Annex I is an amended and restated Schedule A to the Agreement.

     Please indicate your agreement to provide such services by having an authorized officer sign the enclosed receipt copy of this notice and return it in the enclosed self-addressed stamped envelope.

STATE STREET BANK AND                        LM FUND SERVICES, INC.
TRUST COMPANY


By:                                          By:
   --------------------------                   --------------------------
Title:                                       Title:

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Annex I

                                   Schedule A

Western Asset U.S. Government Money Market Portfolio
Western Asset Money Market Portfolio
Western Asset Intermediate Bond Portfolio
Western Asset Intermediate Plus Bond Portfolio
Western Asset Core Bond Portfolio
Western Asset Core Plus Bond Portfolio
Western Asset Inflation Indexed Plus Bond Portfolio
Western Asset High Yield Portfolio
Western Asset Non-U.S. Opportunity Bond Portfolio
Western Asset Global Strategic Income Portfolio
Western Asset Enhanced Equity Portfolio
Western Asset Limited Duration Bond Portfolio